Exhibit 99.1

Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., Sept. 26, 2019 /PRNewswire/ -- Today, the Board of Directors of Bank of South Carolina Corporation, (NASDAQ: BKSC) the parent company for The Bank of South Carolina, declared a quarterly cash dividend of $0.16 per share to shareholders of record October 7, 2019, payable October 31, 2019. This represents the 120th quarterly cash dividend paid to shareholders – representing 30 years of rewarding our shareholders.

Additionally, in recognition of the upcoming opening of The Bank of South Carolina's newest office in North Charleston, the Board of Directors declared a special cash dividend of $0.10 per share to shareholders of record October 7, 2019, payable October 31, 2019.

Fleetwood S. Hassell, President and Chief Executive Officer, stated, "We are especially proud to not only declare our regular quarterly cash dividend but also an additional special cash dividend to recognize and celebrate the upcoming opening of our North Charleston office. This location will continue our model of strong asset quality, consistent earnings growth, stable capital, and investment in our bankers and the communities they serve."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. A fifth office at 9403 Highway 78 in North Charleston is under construction and anticipated to open in the fourth quarter of 2019. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Eugene H. Walpole, IV, (843) 724-1500